Exhibit 10.2

Hyatt Hotels Corporation 71 South Wacker Drive Chicago, IL 60606 312-780-5816 Fax: 312-780-5282

December 12, 2012

Mark S. Hoplamazian

c/o Hyatt Hotels Corporation

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Dear Mark:

This letter agreement will set forth the terms of your employment as President and Chief Executive Officer of Hyatt Hotels Corporation (“Hyatt” or the “Company”), commencing January 1, 2013 (the “Effective Date”), and shall supersede and replace the letter agreement between you and Hyatt dated July 30, 2009 (the “Prior Agreement”).

Position:	President and Chief Executive Officer.

Board:	For so long as you are the President and Chief Executive Officer of the Company, the Company will use commercially reasonable efforts to nominate you for re-election as a director prior to the end of your term. If you are not re-elected to the Board, you will be entitled to terminate your employment with the rights and entitlements available to you under the Company’s Corporate Office Severance Plan (as may be in effect and amended from time to time, the “Severance Plan”) (or, if applicable, the Company’s Executive Change in Control Plan, as in effect and as amended from time to time (the “CiC Policy”)) as if your employment was terminated by the Company without Cause (as defined in the Severance Plan).

Reporting:	You will report to the Board.

Scope:	You will devote substantially all of your business time and attention to the business and affairs of the Company as reasonably necessary to fulfill your duties and responsibilities hereunder. You will be permitted to (a) engage in civic, philanthropic or similar activities and teach or speak at educational or civic institutions or organizations, which activities, you will disclose to the Company upon the written request of the Chairman of the Board (the “Chairman”), from time to time, (b) manage your personal affairs and investments, and (c) engage in other activities consented to in advance by the Chairman; provided, that in the reasonable determination of the Chairman or his designee (which may be the Board or a committee of the Board), such activities under clauses (a), (b) and (c) of this do not, interfere materially with your duties and responsibilities under this letter agreement.

Term:	From the Effective Date through December 31, 2015, at which time your employment under the terms of this letter agreement will renew automatically each year as of January 1 for one year (each a “renewal year”), unless prior written notice of such nonrenewal is given by either party by June 30th of the renewal year.

Base Salary:	Your base salary will be $1,015,000 on an annualized basis (payable in accordance with the Company normal payroll of base salary to senior executives), less required tax and other authorized withholdings. Your salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and is subject to adjustment at its discretion.

Incentive Eligibility:	You will be eligible for a target incentive of 150% of your base salary (“target incentive”) if target performance is achieved, with a maximum of 225% of base salary at maximum performance. The Committee may change the target incentive and maximum incentive in its discretion; provided that your annual total compensation opportunity (base salary plus annual target incentive) after such change shall not be less than your total compensation opportunity prior to such change. For the avoidance of doubt you are not entitled to any minimum incentive award. All incentive payments will be subject to the terms and conditions of the Hyatt Hotels Corporation Executive Incentive Plan (as may be in effect and amended from time to time or any successor plan thereto).

Annual Equity Participation:	You will remain eligible for annual grants under the Amended and Restated Hyatt Hotels Corporation Long Term Incentive Plan (as amended and restated from time to time, or any successor equity plan maintained by the Company “LTIP”) similar to other senior executives of Hyatt. Such annual LTIP grants currently take the form of stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and/or restricted stock. RSUs and SARs generally vest pro rata annually over the vesting period determined by the Committee (as Administrator of the LTIP), but RSUs and restricted stock may also vest based on performance as determined by the Committee. Your annual grant is targeted to have a grant date fair value (as determined under FASB (ASC) Topic 718, Compensation-Stock Compensation) of $4,500,000 and is subject to change at the discretion of the Compensation Committee.

Special Equity Award:	Upon accepting the terms set forth in this letter, you will be granted a one-time equity award with a grant date fair value (as determined under FASB (ASC) Topic 718, Compensation-Stock Compensation) of $1,500,000 to be delivered in Restricted Stock Units. This award will vest ratably annually over four years and be governed by a Restricted Stock Unit Award Agreement to be entered into by you and the Company, in the form Restricted Stock Unit Award Agreement previously filed with the SEC.

LTIP:

All SAR, RSU and restricted stock grants (other than any grants that vest based on performance and are intended to be “qualified performance based compensation” under 162(m) of the Internal Revenue Code), whether annual or supplemental, will be subject to the terms and conditions set forth in the LTIP and the applicable award agreements approved by the Committee; provided that to the extent your employment with the Company terminates for any reason other than Cause (as defined in the Severance Plan) prior to full vesting of any of your LTIP awards, such awards will continue to vest and become exercisable and payable as if your employment continued so long as you (a) provide a general release of claims against the Company in such form as the Company may reasonably require and (b) you do not engage in Competition (as defined below). If you do not provide a general release of claims against the Company within fifty (50) days following your termination of employment, you revoke or violate such release or you engage in Competition with the Company, then you will forfeit any LTIP awards which were not vested upon your termination of employment.

For this purpose “Competition” shall mean the provision of services as an employee, contractor, director, advisor, or in any other capacity, or ownership, directly or indirectly for or with a Competitor, as determined in the sole discretion of the Committee; provided, however, you will not be deemed to be engaged in Competition by reason of your ownership of less than 5% of any public company that is a Competitor, whether directly or indirectly. A “Competitor” shall mean any enterprise a principal business of which is the ownership, management and/or development of hotels, resorts and/or timeshares and fractional properties in any geographic area in which the Company is then conducting or planning to conduct such business, and which actively competes with the Company for customers, as determined in the sole discretion of the Committee.

Benefits:

As an employee of Hyatt you will receive the following benefits at the level and under terms which, in the aggregate are substantially equivalent to those provided from time to time to the Company’s senior executive officers generally:

•   Medical and Dental insurance

•   Life Insurance

•   401(k) and Retirement Savings Plan

•   Disability Coverage

•   Vacation benefits

•   Monthly parking in Hyatt Center

•   Executive Dining Room privileges for you and your business guests

•   Deferred Compensation Plan

All our benefit plans and programs are subject to change or termination at any time at the discretion of the Committee or the Board.

Termination; Severance; Change of Control:	Upon termination of your employment with the Company your rights to any severance will be determined under the Severance Plan (or, if applicable, the CiC Policy) applicable to your position, if any, as in effect at such time.

Restrictive Covenants:	You will be bound by the restrictive covenants set forth in your LTIP award agreements and in your Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement Agreement (“CIPN&N Agreement”).

Legal Costs:	You will be responsible for any legal costs associated with this letter agreement.

Indemnification:	You shall be indemnified to the maximum extent provided under the indemnification provisions for officers and directors of the Company set forth in the Company’s Certificate of Incorporation and Bylaws.

Other:	As a condition of your continued employment with Hyatt, you confirm that you have signed the CIPN&N Agreement and the Company’s Code of Business Conduct and Ethics. In addition, you will be bound by all Company policies to the extent that they apply to senior executives of the Company, including, the T&E Policy, the Internet Use Policy, the Compensation Recovery Policy, the Share Ownership Guidelines, the Severance Plan, the CiC Policy, and the Compensation Recovery Policy (including as such policy may be amended to reflect the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Please note that your employment at Hyatt is “at will.” This means that you may resign from Hyatt at any time with or without cause, and Hyatt has the right to terminate your employment with or without cause at any time subject to the terms of any Company policies applicable to your position at the time of termination, including, without limitation, the Severance Policy and the CiC Policy. Neither this letter agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. This letter agreement supersedes and replaces all prior written and oral communication on employment related subjects, including the Prior Agreement.

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

Thomas J. Pritzker

Chairman of the Board of Directors

Hyatt Hotels Corporation

Acknowledged and Agreed:

/s/ Mark S. Hoplamazian
Mark S. Hoplamazian	Date: December 12, 2012

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